Exhibit 99.(27)(m)

                 Prudential Variable Appreciable Life Insurance
                           Prospectus Filing May 2003

Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, how charges against sub-account assets were dedcuted the from annual investment returns of the sub-accounts

Hypothetical Gross Annual Investment Return                         6.00%
less       Arithmetic Average of
           Total Contractual Porfolio Expenses            -         0.53%
less       Guaranteed
           Mortality and Expense Fee                      -         0.90%
                                                                   ------
Fund Crediting Rate (Net Annual Investment Rate)          =         4.57%

                 Prudential Variable Appreciable Life Insurance
                           Prospectus Filing May 2003

Male  Nonsmoker              Level Death Benefit
                             CVAT
Age:         30              Maximum Charges

Face:    75,000              Assume Annual Payment of $1,200 in all years
TTR:          0              Hypothetical Annual Return of 6% Gross, 4.57% Net

Policy --- Year 5

                  (0a)      (0b)       (1)        (2)         (3)       (4)      (5)         (6)         (7)
                   BOP       BOP                              Per       Per     Montly                  Total
                Contract    Accum    Premium   Per Policy   Premium    Month     Cost      Monthly    Contract
 Month   YEAR     Fund      Prems     Paid       Loads       Loads     Loads    Of Ins    Interest      Fund
 -----   ----     ----      -----     ----       -----       -----     -----    ------    --------      ----
    1     5       4,265     5,300    1,200           --        41       8.5      9.50       20.17     5425.96
    2     5       5,426     6,521       --           --        --       8.5      9.51       20.18     5428.09
    3     5       5,428     6,542       --           --        --       8.5      9.51       20.18     5430.22
    4     5       5,430     6,564       --           --        --       8.5      9.52       20.19     5432.35
    5     5       5,432     6,585       --           --        --       8.5      9.52       20.20     5434.49
    6     5       5,434     6,607       --           --        --       8.5      9.52       20.21     5436.64
    7     5       5,437     6,628       --           --        --       8.5      9.53       20.22     5438.79
    8     5       5,439     6,650       --           --        --       8.5      9.53       20.22     5440.94
    9     5       5,441     6,672       --           --        --       8.5      9.54       20.23     5443.09
   10     5       5,443     6,694       --           --        --       8.5      9.54       20.24     5445.25
   11     5       5,445     6,716       --           --        --       8.5      9.55       20.25     5447.41
   12     5       5,447     6,738       --           --        --       8.5      9.55       20.26     5449.58

                     (8)          (9)          (10)      (11)         (12)        (13)         (14)
                                 Total         EOP                    EOP         EOP           EOP
                  Surrender      Cash         Basic     Corridor    Corridor     Death         Accum
 Month   YEAR      Charges    Surr Value       DB        Factor        DB       Benefits    Prems Paid
 -----   ----      -------    ----------       --        ------        --       --------    ----------
    1     5        629.25         4,797      75,000     0.22979     23,613       75,000        6,521
    2     5        629.25         4,799      75,000     0.23044     23,555       75,000        6,542
    3     5        629.25         4,801      75,000     0.23110     23,497       75,000        6,564
    4     5        629.25         4,803      75,000     0.23175     23,441       75,000        6,585
    5     5        629.25         4,805      75,000     0.23241     23,383       75,000        6,607
    6     5        629.25         4,807      75,000     0.23307     23,326       75,000        6,628
    7     5        629.25         4,810      75,000     0.23372     23,271       75,000        6,650
    8     5        629.25         4,812      75,000     0.23438     23,214       75,000        6,672
    9     5        629.25         4,814      75,000     0.23504     23,158       75,000        6,694
   10     5        629.25         4,816      75,000     0.23569     23,103       75,000        6,716
   11     5        629.25         4,818      75,000     0.23635     23,048       75,000        6,738
   12     5        629.25         4,820      75,000     0.23700     22,994       75,000        6,760

(0a) BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

(0b) BOP Accum Prem - accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)   Premium paid = $1,200

(2)   Per Policy load = $0 per month.

(3)   Per PremiumLoad = Sales/Admin/Tax = $2 + 3.25% of premium paid

(4) Per Month Loads =(1) + (2) = (1) a per $1,000 load - $0.11 per month per 1,000 of insurance amount plus (2) a load of 0.5% of the primary annual premium = 0.5%*508.5

(5)   Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday Male
      Nonsmoker

(6) Monthly Interest - interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.57% is the net crediting interest rate.

(7)   Total Contract Fund - End of Period contract fund = (0) + (1) - (2) - (3)
      - (4) - (5) +(6)

(8) Surrender Charges = Primary Annual Premium * maximum sales charge + $5.00 per $1000 = $508.5 * 50% + $5.00 * 75 = 629.25 for duration 5

(9) Total Cash Surr Value = Cash Surrender Value corresponding to illustration year 5 = (7) - (8)

(10) EOP Basic DB - End Of Period Death Benefit = face amount plus the contract fund or Accumulated Premiums , if applicable

(11) Corridor factor - net single premium corridor factor at 4% for Male age 30 Nonsmoker CVAT

(12)  EOP Corridor DB - End of Period Corridor Death Benefit = (7) / (11)

(13) EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14) EOP Accum Prems Paid - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5